Exhibit 10.8

PRIVATE AND CONFIDENTIAL

To the attention of:

Mr. Per Regnarsson

Mr. Abhishek Bawa

ClimateRock

50 Sloane Avenue,

London, SW3 3DD

United Kingdom

London, 11 July 2022

Dear Per and Abhishek,

Pursuant to our recent conversations, we are pleased to confirm the arrangements under which Alantra Corporate Finance, S.A.U. (“ALANTRA”, “we” or “us”) is engaged by ClimateRock, a special purpose acquisition company, with corporate domicile at 50 Sloane Avenue, London, SW3 3DD, United Kingdom (hereinafter, the “Company” or “you”), to act as its financial advisor for the design, negotiation and execution of potential business combinations between the Company and one or more energy transition companies (each of those a “Transaction” and all together, the “Transactions”).

1. Scope of Services

As part of this mandate, ALANTRA will conduct a complete search of suitable Targets (as defined below) for the Company in the renewable energy sector globally. ALANTRA will be the exclusive advisor for Transactions in Europe, Latin America and the Middle East. ALANTRA will be non-exclusive advisor for Transactions in North America, Asia and Africa. For Transactions in North America, Asia and Africa ALANTRA will be the Company’s M&A advisor, also where Transactions are not introduced by ALANTRA.

We will be looking for Targets in the following sectors: onshore and offshore wind generation, solar PV generation, combined heat and power, concentrated solar power, hydropower generation, energy storage and hydrogen.

If a Target or Targets responds positively to our approaches, we shall provide you with transaction advisory services, which will include valuations of the Target(s), evaluations of alternative negotiation strategies, a recommendation of preferred approaches and transaction structures, and the preparation of any business reviews and other analytical work that may be required. On a more detailed basis, our advisory services (the “Services”) will include:

(i)	Finding and identifying one or more potential target companies, for the Company’s business combination (each a, “Target”);

(ii)	Defining procedures concerning the acquisition process at its different stages, and implementing them on your behalf;

(iii)	Providing operational assistance to the Company’s in-house project team in all matters relating to the Transactions;

(iv)	Serving as a key contact to the seller and its representatives and advisors (in close coordination with the Company’s project team);

(v)	Requesting, gathering and analyzing information relevant to the Target(s), their markets and the proposed Transactions;

(vi)	Preparing and reviewing a valuation of the businesses;

(vii)	Advising on the value and terms of your offer and on appropriate negotiating strategies and deal tactics;

(viii)	Coordinating external advisors (i.e. accountants, auditors, lawyers and commercial advisors);

(ix)	Performing and coordinating the due diligence exercise, including reviewing the results of the due diligence undertaken by other professional advisers in the context of the evaluation of the target company/ies;

(x)	Assisting in the preparation of internal documentation for the Company regarding the Transactions (e.g. time table, contact log, status updates, investment committee decision papers, etc.);

(xi)	Reviewing and commenting as far as relevant in light of the Services on documentation which will be required to be filed with the Securities and Exchange Commission (“SEC”)

(xii)	Undertaking the day-to-day management of the Transactions, assisting in the coordination and administration of all external advisers and reporting on progress; and

(xiii)	Assisting in the negotiation of binding contractual documentation in conjunction with your legal advisers.

ALANTRA’s advice will be confined to that normally given by a financial adviser in transactions of the nature of the Transactions. We will not be responsible for giving or obtaining commercial advise or special advice or service in areas which are outside our expertise, such as that normally carried out by a legal, accountancy, tax or environmental adviser, or where you will (or customarily would) have other advisers involved.

In providing the Services, ALANTRA may assume that all your directors and officers and employees named by you from whom we receive instructions are duly authorized to give any such instructions and may do anything which is reasonable or necessary either for ALANTRA to perform the Services or to comply with any applicable laws, rules, regulations, authorizations, consents or practices as may be reasonable or appropriate.

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2. Fees

Retainer Fee

The Company will pay ALANTRA USD 15,000 at signing of this Engagement Letter and a Retainer Fee of USD 20,000 per month that is due and payable on the last day of each month for a maximum period of five months.

Should the aggregated Transaction value be above USD 400 million, the Retainer Fee will increase up to USD 40,000 per month with the same maximum five-month period for the payment of any Retainer Fee.

The Retainer Fee will no longer be due after termination of this Engagement Letter. Transaction Success Fee

The mandate could include multiple Transactions and the fees of each will be paid by the Company to ALANTRA on each Transaction Completion as follows.

If a Transaction which is introduced by ALANTRA or by another institution to which no fees are due by the Company (e.g. an institution acting on behalf of a Target) is Completed (as defined below) the Company shall pay ALANTRA a remuneration for its Services (“Transaction Success Fee”) in the form of

✓	For the first USD 300,000,000 (THREE HUNDRED MILLION US DOLLARS) of aggregated value of the Transaction , 1.0% of each Transaction purchase price.

✓	For the aggregated value of the Transaction above the first USD 300,000,000 (THREEHUNDRED MILLION US DOLLARS), 0.5% of each Transaction purchase price.

If a Transaction is Completed (as defined below) in North America, Asia or Africa which is not introduced by ALANTRA and such Transaction requires an introductory, co-advisory or similar fee due by the Company, the Company shall pay ALANTRA a Transaction Success Fee in the form of:

✓	For the first USD 300,000,000 (THREE HUNDRED MILLION US DOLLARS) of aggregated value of the Transaction, 0.85% of each Transaction purchase price.

✓	For the aggregated value of the Transaction above the first USD 300,000,000 (THREE HUNDRED MILLION US DOLLARS), 0.4% of each Transaction purchase price.

Notwithstanding the above, it is agreed that the Transaction Success Fee will be subject to a minimum of EUR 1,000,000 (ONE MILLION EUROS).

The Transaction purchase price will correspond to the price paid to the sellers of the applicable Target, including cash, debt and equity funded payments.

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Each Transaction Success Fee shall be payable upon consummation of the applicable Transaction (i.e. when the transaction is closed, following fulfillment, if applicable, of conditions precedent) regardless of (i) the calendar for the payment of the price, (ii) how the purchase price is funded, (iii) any deferred payment subsequent to consummation of the Transaction, or (iv) any adjustments to the price of the Transaction subsequent to consummation (“Completion”).

3. Expenses, Invoicing and Taxes

In addition to the fees described in Section 2 above, the Company will reimburse ALANTRA for all reasonable and documented out-of-pocket expenses incurred in connection with providing the Services for the Transactions, which will be billed from time-to-time. Generally, these represent travel, accommodation, document production, telecommunications and courier costs and related matters; provided that (i) no individual expense (or series of related expenses) in excess of USD 10,000 shall be incurred without prior written approval by the Company and (ii) no expenses may be incurred, in the aggregate, in excess of USD 50,000 without prior written approval by the Company.

The Company will pay its own fees and expenses and general Transaction related fees and expenses incurred in connection with providing the Services for the Transaction including without limitation, those related to the Company’s legal counsels and auditors, any due diligence investigations conducted by third parties commissioned by the Company, the cost of any investor presentations, fees, and printing costs.

All amounts payable to ALANTRA under the terms of this letter agreement shall be paid to ALANTRA free and clear of, and without any deduction or withholding for or on account of, any current or future taxes, levies, duties, or charges. Without limiting the foregoing, all amounts payable will be exclusive of value added tax or any other similar taxes (“VAT”). All amounts charged will be invoiced together with VAT, where appropriate.

All amounts payable by the Company hereunder shall be payable within 15 days of presentation of an invoice by ALANTRA. All invoicing will be in Euros.

4. Information, Confidentiality and Publicity

The Company will furnish or cause to be furnished to ALANTRA such information as we believe appropriate to execute the Transactions and will provide ALANTRA with access to the officers, directors, employees, auditors, counsels and other representatives of the Company and its affiliates.

ALANTRA will rely on the accuracy and completeness, without independent verification, of any information we receive in connection with this engagement. We will not independently evaluate or appraise any assets or liabilities that may be involved in this engagement.

The Company will be solely responsible for the content of the information it will furnish to ALANTRA that is used in the course of the Transactions; provided that any information provided on behalf of a Target shall be to the best of the Company’s knowledge. Consequently, it should not be understood that ALANTRA, through the elaboration of the documents regarding the Transactions (hereinafter the “Analysis”), guarantees the completeness or accuracy of the content of such documents.

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The criteria used to prepare the Analysis are based on estimates of future results of the Company and the targets, their businesses and assets and in light of the inherent uncertainties of any information concerning the future, some of these hypotheses might not materialize as defined herein.

Also, the Analysis are based on current economic and market conditions and, in case these vary in the future, they should be revised.

In light of the foregoing, neither ALANTRA nor any of its subsidiaries, officers, directors, employees, auditors, counsels and other representatives accept any responsibility whatsoever for damages or losses that, directly or indirectly, may derive from the decisions that are adopted based on the Analysis, nor of the use that the recipients make of the Analysis except in the case of damages or losses resulting from ALANTRA’s gross misconduct or gross negligence.

ALANTRA acknowledges that, in connection with the Services to be provided pursuant to this letter agreement, certain confidential, non-public and proprietary information concerning the Company, the Targets, any potential business combination and any potential investors in connection therewith (“Company Confidential Information”) has been or may be directly or indirectly disclosed by the Company, a Target or their respective Representatives to ALANTRA or its Representatives. ALANTRA agrees that, without the Company’s prior consent, no Company Confidential Information will be (x) used by ALANTRA or its Representatives other than in connection with performing the Services under this agreement or (y) disclosed, in whole or in part, by ALANTRA or its Representatives to any other person other than: (i) to those Representatives of ALANTRA who need access to such Confidential Information for purposes of performing the Services to be provided hereunder, who are informed of the confidential nature of such information and bound by non-disclosure and non-use obligations consistent with the provisions of this agreement; (ii) to the Company, its Board of Directors or executive officers and each of the Company’s other Representatives bound by confidentiality obligations; or (iii) as may be required by applicable law, regulation, SEC or stock exchange requirement or legal process (“Legal Requirement”). The term “Company Confidential Information” does not include any information: (a) that was already in the possession of ALANTRA or any of its Representatives on a non-confidential basis prior to the time of disclosure to ALANTRA or such Representatives; (b) obtained by ALANTRA or any of its Representatives from a third person which, insofar as is known to ALANTRA or such Representatives after reasonably inquiry, is not subject to any prohibition against disclosure; (c) which was or is independently developed by ALANTRA or any of its Representatives without use of or reference to any Confidential Information or violating any confidentiality obligations under this agreement; or (d) which was or becomes generally available to the public through no fault of or breach of this agreement by ALANTRA or its Representatives. If ALANTRA or its Representative becomes required by Legal Requirement to disclose any Confidential Information, (x) ALANTRA shall provide prompt notice thereof (to the extent permitted by Legal Requirement) to the Company reasonably in advance of any disclosure, (y) ALANTRA will (and will cause its Representatives to) reasonably cooperate (at the sole expense of the Company) with any reasonable request of the Company to seek an order or other remedy to prevent or narrow such disclosure, and (z) if after compliance with clauses (x) and (y) above, such disclosure is still required after giving effect to any successful efforts by the Company to prevent or narrow such disclosure, ALANTRA or its Representative, as applicable, may disclose only that Confidential Information which its counsel advises it is required by Legal Requirement to disclose. For purposes of this letter agreement, the term “Representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, managers, officers, employees, consultants, shareholders, advisors, appraisers, agents and other representatives.

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ALANTRA acknowledges that U.S. securities laws and other laws prohibit any person who has material, non-public information concerning a public company from purchasing or selling any of its securities, and from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. ALANTRA acknowledges that the confidentiality provisions of this Section 4 shall be deemed to be an agreement to keep the Company Confidential Information in confidence as contemplated by Regulation FD promulgated by the SEC. In addition, ALANTRA acknowledges and agrees that some of the Company Confidential Information (including the fact that discussions between the Company and any Target have been undertaken with respect to a Transaction) may be considered “material non-public information” for purposes of the federal securities laws and that ALANTRA and its Representatives will abide by all securities laws relating to the handling of and acting upon material non-public information of the Company.

Any advice or opinions provided by ALANTRA may not be disclosed or referred to publicly or to any third party except in accordance with our prior written consent, except when required to be disclosed by any supervisory body or authority or by law or regulations. The Company agrees to keep confidential the terms of this engagement.

The Company acknowledges and agrees that ALANTRA may describe or refer to ALANTRA’s involvement in any Transaction resulting from its engagement under this letter agreement and its services rendered in any advertisements placed in financial or other newspapers and journals (at ALANTRA’s expense) and in any pitch, presentation or other such similar marketing materials which ALANTRA uses as part of its ordinary course of financial advisory services, in the web page of the Alantra Group or in its annual reports provided that (i) the intended Transactions are completed, (ii) the Transaction becomes public other than as a result of ALANTRA’s disclose.

The obligations of ALANTRA set forth in this Section 4 shall remain in effect during the term of two (2) years from the date hereof.

5. Full Services Firm

Please note that Alantra Group is engaged in asset management and securities trading and brokerage, as well as providing capital markets and financial advisory services. As required by applicable laws, regulations and necessary and appropriate internal policies, the Alantra Group has in place "Chinese wall" procedures generally separating sales, trading and asset management areas of the firm from financial advisory. Accordingly, in the ordinary course of Alantra Group’s trading, brokerage, financing services and asset management, the Alantra Group may at any time manage, hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities or loans of any company that may be involved in the Transaction. It is further agreed that, to the fullest extent permitted by law, this engagement and the transactions contemplated hereunder do not give rise to any duties (including, without limitation, fiduciary, equitable, or contractual) which would preclude or limit in any way the ability of the Alantra Group to provide similar services to other customers, or otherwise to act on behalf of other customers, in relation to matters not directly related to this engagement or the transactions hereunder. The Company hereby acknowledges and agrees that, by reason of law or duties of confidentiality owed to other persons or the rules of any regulatory authority, the Alantra Group may be prohibited from disclosing information to you (or such disclosure may be inappropriate), including information as to the Alantra Group’s possible interests as described in this paragraph and information received pursuant to client relationships.

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6. Delegation and agents

The Company agrees that ALANTRA, after written approval by the Company which not be unreasonably withheld may appoint one or more of its subsidiaries or affiliates or such other person or persons as ALANTRA thinks fit to act as agent, delegate, sub-contractor or otherwise in connection with or pursuant to the Transactions and also agrees that we may authorise such persons to further sub-delegate their appointment. This power of delegation shall be without prejudice to ALANTRA’s responsibility to the Company for the fulfilment of ALANTRA’s obligations. References in this letter agreement to “ALANTRA”, “we” and “us” shall, save where the context otherwise requires, include any such subsidiaries, affiliates, agents, delegates or subcontractors.

7. Term and Termination

This engagement come in full force and effect on the date of signature by both the Company and ALANTRA and may be terminated by the Company or by ALANTRA at any time with or without cause upon 15 days written notice and without any liability or continuing obligation to you or to us (a “Convenience Termination”); or by providing written notice to the other party in the event of gross negligence or gross misconduct by the other party and failure of that party to cure the consequences of such gross negligence or gross misconduct within 10 days after receipt of the notice (a “Cause Termination”); provided that, Section 4 (Information and Confidentiality), Section 9 (Liability and Indemnification), Section 11 (Applicable Law and Jurisdiction), Section 13 (Waiver Against Trust) will remain in full force and effect regardless of any such termination.

ALANTRA will be entitled to receive the Transaction Success Fee while this letter agreement is in force or in the case of a Convenience Termination by the Company or a Cause Termination by ALANTRA, within 12 months of the date of termination of this letter agreement , if you or any of your affiliates effectuates (wholly or substantially) the Transaction contemplated by this letter agreement or any other Transaction(s) having in all material respects a similar effect. For the avoidance of doubt, in the event of a Convenience Termination by ALANTRA or a Cause Termination by the Company, ALANTRA shall not be entitled to any Transaction Success Fee after termination. No termination or expiration of this letter agreement or ALANTRA’s engagement hereunder shall affect the Company’s obligation to reimburse ALANTRA for its accrued expenses incurred in performance of the Services prior to such termination.

8. Exclusivity

While this agreement is in force, you undertake not to entrust to other advisors similar undertakings relating to the Services described in this letter agreement in Europe, Latin America and the Middle East.

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9. Liability and indemnification

Subject to Section 13, the Company agrees to indemnify and hold harmless ALANTRA and its directors, officers, agents, employees, affiliates and controlling parties (each a “Indemnified Party”) from and against any and all losses, claims, damages or liabilities (or actions in respect thereof) relating to the performance by ALANTRA of the Services contemplated by this letter agreement and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred in connection with investigating, preparing or defending any such action or claim, except where a court of competent jurisdiction has rendered a final judgment that such action or claim resulted from ALANTRA’s wilful misconduct or gross negligence.

ALANTRA will only be liable (whether directly or indirectly, in contract or tort or otherwise) to the Company and any of its affiliates in connection with the Transaction when a court of competent jurisdiction has rendered a final judgment that such action or claim resulted from ALANTRA wilful misconduct or gross negligence. The parties agree to limit the liability of ALANTRA when it has acted with gross negligence or wilful misconduct up to the amount of the fees paid by the Company in accordance with this document. This limitation of responsibility is the result of the negotiations held by the parties, whereby the amount of the fees to be received by ALANTRA has been agreed taking into account the maximum amount which may be claimed to ALANTRA in connection with its liability hereunder. Any responsibility on the side of the ALANTRA shall be assumed by ALANTRA and, accordingly, any responsibility of its group companies and its board members, directors or employees, is hereby expressly assumed by ALANTRA.

Client agrees that ALANTRA cannot be held liable or deemed in default under the present letter agreement for any breach of an obligation arising hereunder, when such failure is solely the responsibility of a third party, which is not under the control of ALANTRA. In addition, ALANTRA’s liability cannot be increased by any agreement made by the Company, with a third party, without the consent of ALANTRA, that limits the liability of that third party.

10. Data Protection

The Company is hereby informed and expressly consents, by signing this agreement, to the processing of the personal data voluntarily provided in the course of the Transaction, as well as of any data which might be provided to ALANTRA, directly or indirectly, for the enforcement of this agreement or regarding the contracting of any service or product, even after the end of the contractual relation, including, if applicable, any communication or international data transfer among members of the Alantra Group which might be made for the purposes specified in our Data Protection Policy1 (the “Data Protection Policy”).

Where you provide personal data on behalf of another individual, you are responsible for notifying that individual that you have provided their personal data to us and directing them to our Data Protection Policy so they can see how we will process their personal data . The Company guarantees the accuracy and truthfulness of the personal data provided, undertaking to keep them duly updated and to notify to ALANTRA of any changes.

1	https://www.alantra.com/data-protection-policy/

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By executing this agreement, the Company accepts the processing and communication of its personal data by ALANTRA for the delivery of information and advertising on the Alantra Group products and services. In any case, your consent to the treatment of your data for these purposes is revocable, and you may withdraw your consent or exercise any of the rights mentioned in our Data Protection Policy.

11. Applicable law and jurisdiction

This agreement shall be governed by and construed in accordance with the laws of the United Kingdom. The parties irrevocably agree that the Courts of London, United Kingdom, have the exclusive jurisdiction to settle any disputes which may arise out of or in connection with this letter and that accordingly any suit, action or proceeding arising out of or in connection with this letter may be brought in such courts.

12. Waiver Against Trust

Reference is made to the final prospectus of The Company, dated as of April 27, 2022 and filed with the Securities and Exchange Commission (File No. 333- 263542) on April 29, 2022 (the “Prospectus”). ALANTRA understands that The Company has established a trust account (the “Trust Account” ) containing the proceeds of its initial public offering (the “ IPO” ) and the overallotment securities acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’ s public stockholders (including overallotment shares acquired by the Company’s underwriters), and that, the Company may disburse monies from the Trust Account only as described in the Prospectus, its organizational documents or the Investment Management Trust Agreement entered into in connection with the IPO. For and in consideration of the Company entering into this letter agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ALANTRA hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this letter agreement, neither ALANTRA nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this letter agreement or any proposed or actual business relationship between the Company or its Representatives, on the one hand, and ALANTRA or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). ALANTRA on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that ALANTRA or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, this letter agreement and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Letter agreement or any other agreement with the Company or its affiliates). ALANTRA agrees and acknowledges that such irrevocable waiver is material to this letter agreement and specifically relied upon by the Company and its affiliates to induce the Company to enter in this letter agreement, and ALANTRA further intends and understands such waiver to be valid, binding and enforceable against ALANTRA and each of its affiliates under applicable law. The provisions of this Section 13 shall survive any expiration or termination of this letter agreement and continue indefinitely.

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13. General

This letter agreement represents the entire agreement between the Company and ALANTRA with respect to this engagement and may only be amended in writing. Each provision of this letter agreement is severable and if any such provision is or becomes invalid or illegal or unenforceable, the remaining provisions will not be affected.

This letter agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this letter agreement, but all the counterparts shall together constitute the same agreement.

Should the terms and conditions of the present agreement become acceptable to you, please sign and return the copy enclosed.

Before signing this document, please read the basic data protection information given in the Data Protection clause. By signing this document, you c onsent to the processing of your personal data in the terms and conditions stipulated in such clause.

In this letter agreement, the term: (i) “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (ii) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (iii) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this letter agreement to an affiliate of the Company prior to the closing of a business combination will include its sponsor, U.N. SDG Support LLC.

Yours sincerely,

Alantra Corporate Finance, S.A.

/s/ Miguel Hernandez Maestro	/s/ Cesar Ciriza Santero
Miguel Hernández Maestro	César Ciriza Santero

Agreed and accepted,

ClimateRock

/s/ Per Regnarsson
Per Regnarsson

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